Exhibit 6
                                Administaff, Inc.
                          19001 Crescent Springs Drive
                               Kingwood, TX 77339

February 16, 2001

American Express Travel Related Services Company, Inc.
American Express Tower
World Financial Center
200 Vesey Street

New York, New York  10285

Dear Sirs:

This letter sets forth the parties' agreement with respect to the purchase by Administaff, Inc. ("ASF") from American Express Travel Related Services Company, Inc. ("TRS") of up to 275,000 shares of ASF common stock, par value $0.01 per share (the "Shares").

The parties agree as follows:

1. ASF agrees to purchase up to 275,000 Shares from TRS at a purchase price per share equal to ninety-nine percent (99%) of the average of the closing sales prices of a Share as reported on the New York Stock Exchange composite transactions tape and reflected in the three star New York City edition of the Wall Street Journal over a twenty (20) trading-day period, of which the first ten trading days end on February 16, 2001 and the second ten trading days commence on the day that ASF releases its earnings report for the fourth quarter of 2000.

2. ASF's obligation to purchase the Shares is conditional upon (a) TRS first having exercised its warrant to purchase 800,000 shares of ASF common stock (the "Warrant Shares") at an exercise price of $20 per Warrant Share (subject to adjustment in accordance with the terms of the warrant) on or before March 10, 2001, the expiration date of the warrant; (b) the per share purchase price calculated as set forth in (1) above not exceeding $30; and (c) TRS notifying ASF that it is exercising its right to sell Shares under this Agreement not later than 5:00 p.m. on March 12, 2001.

3. Notwithstanding anything else to the contrary herein, TRS is not obligated to exercise the warrant; provided that if TRS does exercise the warrant and thereafter TRS desires to sell up to 275,000 Shares on or before March 12, 2001, TRS shall sell such Shares first pursuant to this Agreement.

4. The closing of the sale and purchase will take place on March 12, 2001 or such other day determined by TRS and ASF. At the closing, ASF will pay to TRS the aggregate purchase price for the Shares by wire transfer of immediately available funds, and TRS will deliver to ASF certificates representing the Shares, duly endorsed for transfer. If so requested by TRS, the parties will net settle the exercise of the warrant and the sale and purchase of the Shares hereunder.

5. ASF will pay all stamp, transfer and similar taxes in connection with the issuance of the Warrant Shares. TRS will pay all stamp, transfer and similar taxes, and all federal and state income taxes, in connection with TRS' ownership and exercise of the warrant and the sale of the Shares.

6. The Shares TRS intends to sell are those common shares originally purchased from ASF in March 1998 and not the Warrant Shares. The parties shall execute any additional documents, if any, reasonably required for TRS to adequately identify the Shares sold by TRS hereunder as being the shares originally purchased from ASF in March 1998.

7. ASF will prepare a press release pursuant to which it will announce this agreement. Such release shall require the prior approval of TRS, such approval not to be unreasonably withheld.

8. This letter agreement shall be governed by the laws of the State of New York, without reference to conflict of laws rules.


                                            ADMINISTAFF, INC.

                                            By:  /s/ Richard G. Rawson
                                                 ---------------------
                                                 Richard G. Rawson
                                                 Executive Vice President of
                                                 Administration,
                                                 Chief Financial Officer
                                                 and Treasurer

AGREED:

AMERICAN EXPRESS TRAVEL RELATED
SERVICES COMPANY, INC.

By:  /s/ Jay B. Stevelman
     --------------------
Name:  Jay B. Stevelman
Title: Treasurer